Exhibit 5.2

1301 Riverplace Boulevard • Suite 1500 Jacksonville, Florida 32207 904.398.3911 Main 904.396.0663 Fax www.rtlaw.com

[                    ], 2018

CrossAmerica Partners LP

515 West Hamilton Street, Suite 200

Allentown, PA 18101

RE:	CrossAmerica Partners LP; Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Florida counsel for CrossAmerica Partners LP, a Delaware limited partnership (the “Partnership”), CrossAmerica Finance Corp., a Delaware corporation (“Finance Corp.”), and Express Lane, Inc., a Florida corporation (the “Florida Guarantor”), in connection with the registration statement on Form S-3, File No. 333-214713 (the “Registration Statement”), including the preliminary prospectus included therein (the “Prospectus”), to be filed with the Securities and Exchange Commission (the “Commission”) by the Partnership, Finance Corp. and the guarantors named therein, including the Florida Guarantor (the “Guarantors”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Partnership, Finance Corp. and the Guarantors, as applicable, from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of up to $500,000,000 of securities consisting of:

1. Common units representing limited partner interests in the Partnership (the “Common Units”);

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2. Other classes of units representing limited partner interests in the Partnership (the “Other Units”);

3. Senior debt securities or subordinated debt securities consisting of notes, debentures or other evidences of indebtedness of the Partnership (collectively, the “Debt Securities”) which may be co-issued by Finance Corp., in one or more series, under the senior indenture (the “Senior Indenture”) or the subordinated indenture (the “Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”) proposed to be entered into between the Partnership, Finance Corp., the Guarantors and a trustee (the “Trustee”), the forms of which are filed as exhibits to the Registration Statement; and

4. Guarantees of the Debt Securities by the Guarantors (the “Guarantees”), including the guarantee of such Debt Securities issued by the Florida Guarantor (the “Florida Guarantee” and, together with the Guarantees, the Registration Statement, Prospectus, Indentures, any supplemental indentures establishing the terms of the Offered Securities pursuant thereto and any applicable underwriting or purchase agreements, the “Transaction Documents”).

The Common Units, Other Units, Debt Securities and Guarantees are collectively referred to herein as the “Offered Securities.” The Registration Statement provides that the Offered Securities may be offered from time to time in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement, including the Prospectus;

(ii)	the form of the Senior Indenture;

(iii)	the form of the Subordinated Indenture;

(iv)	resolutions of CrossAmerica GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”) relating to the registration of the Offered Securities and related matters;

(v)	the Certificate of Limited Partnership of the Partnership and the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date (the “Partnership Agreement”);

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[                    ], 2018

(vi)	the articles of incorporation of the Florida Guarantor, as certified by the Florida Secretary of State, and the bylaws of the Florida Guarantor, as amended to date;

(vii)	a certificate of the Secretary of State of the State of Florida as to the good standing of the Florida Guarantor under the laws of the State of Florida, dated as of [ ], 2018; and

(viii)	the Secretary’s Certificate, dated as of [ ], 2018, of the Florida Guarantor, certifying as to, among other things, the bylaws of the Florida Guarantor, as in effect as of [ ], 2018.

In addition, we have examined such other agreements, instruments and documents, and such questions of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have also examined originals or copies, certified to our satisfaction, of such certificates of public officials and officers and representatives of the Partnership, Finance Corp., the General Partner and their respective subsidiaries as we have deemed relevant or necessary as the basis for the opinion set forth herein. As to any facts material to the opinion and beliefs expressed herein that were not independently established or verified, we have relied as we have deemed relevant, appropriate or necessary upon oral or written statements and representations of officers and other representatives of the Partnership, Finance Corp., the General Partner, the Florida Guarantor and others.

In rendering the opinion expressed below, we have, with your consent, assumed and not verified (i) the accuracy and completeness of all information, certificates and other statements, documents, records, and papers reviewed by us, and the accuracy of all representations, warranties, schedules and exhibits in all documents reviewed by us; (ii) except with respect to the Florida Guarantor, all parties to the documents reviewed by us, including the Partnership, Finance Corp., the General Partners and the Guarantors are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified; (iii) the legal capacity of all natural persons executing all documents; (iv) that the signature of persons signing all documents in connection with which this opinion letter is rendered are genuine; (v) that all documents submitted to us as originals or duplicate originals are authentic and complete and that all documents submitted to us as copies, whether certified or not, conform to authentic original documents; and (vi) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

The opinion expressed below also assumes that all of the following (collectively, the “General Conditions”) will have occurred prior to the issuance of the Offered Securities: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will comply with all applicable laws; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Offered Securities offered thereby; (iii) all Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) the Partnership, the General Partner, Finance Corp., the

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[                    ], 2018

Guarantors and all other parties to the documents reviewed by us will have taken all necessary action to approve the terms of the Transaction Documents, the issuance of the Offered Securities and all related matters, and all parties to such documents will have full power and authority to execute, deliver and perform under such documents and all such documents will have been duly authorized, executed and delivered by such parties; (v) any securities issuable upon conversion, exchange or exercise of any Offered Security will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise; and (vi) the terms of the Transaction Documents and the issuance of the Offered Securities will have been duly established in conformity with the certificate of incorporation, bylaws, partnership agreement, operating agreement or other governing documents of the parties thereto (the “Governing Documents”) so as not to violate any applicable Governing Document.

Based upon and subject to the foregoing, we are of the opinion that:

a. The Florida Guarantor is a corporation validly existing and in good standing under the laws of the State of Florida.

b. The Florida Guarantor has the corporate power and authority to guarantee the payment of the principal and premium, if any, of any interest on any Debt Securities issued under the Indentures.

c. With respect to the Florida Guarantee, assuming the taking of all necessary corporate action to approve the issuance and terms of the Florida Guarantee and related matters by the shareholders, board of directors (or a duly constituted and acting committee of such board), and/or the duly authorized officers of the Florida Guarantor, in conformity with the articles, bylaws and other governing documents of the Florida Guarantor, each as amended through the time of the taking of such action, the execution and delivery by the Florida Guarantor of the applicable Indenture and the performance of its obligations thereunder, including guaranteeing the Debt Securities in accordance with the provisions of the applicable Indenture, shall have been duly authorized by the Florida Guarantor.

The opinion expressed herein are qualified in the following respects:

1. Our opinion is limited in all respects to the laws of the State of Florida. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign;

2. We express no opinion as to provisions of the Guarantees that (a) bind the Florida Guarantor as principal obligor or (b) preserve the obligations of Florida Guarantor despite (i) any modification of the principal obligations in a manner prejudicial to Florida Guarantor without its consent or (ii) the illegality, invalidity or unenforceability of the principal obligations against the principal obligors for reasons other than their bankruptcy or incapacity;

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[                    ], 2018

3. We express no opinion concerning any waiver of the right of subrogation contained in the Guarantees as well as certain other waivers contained therein that cannot be effectively waived under applicable law. We express no opinion as to the effectiveness of any provisions in the Guarantees purporting to automatically reinstate any indebtedness that is subject to avoidance as a preference or fraudulent conveyance in any bankruptcy action;

4. We express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party;

5. Requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

6. We express no opinion with respect to the validity, binding effect or enforceability of any purported waiver, release or disclaimer under any of the Transaction Documents relating to statutory or equitable rights and defenses of the parties thereto that are not subject to waiver, release or disclaimer;

7. Certain other rights, remedies and waivers contained in the Transaction Documents may be rendered ineffective, or limited by, applicable laws, rules, regulations, constitutional requirements or judicial decisions governing such provisions, but such laws, rules, regulations, constitutional requirements and judicial decisions do not, in our opinion, make the Transaction Documents inadequate for the practical realization of the benefits provided by such Transaction Documents, although they may result in a delay thereof (and we express no opinion with respect to the economic consequences of any such delay);

8. We express no opinion with respect to any provisions of the Transaction Documents purporting to appoint the Trustee as attorney-in-fact or agent for the Partnership, Finance Corp. or any of the Guarantors;

9. The enforcement of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances;

10. Any rights to indemnity or contribution may be limited by applicable federal and state securities laws and by public policy considerations;

11. We assume that the Senior Indenture and Subordinated Indenture will be executed in substantially the form reviewed by us;

12. We express no opinion as to the severability of any provision of any of the Transaction Documents; and

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[                    ], 2018

13. We express no opinion with respect to the validity, binding effect or enforceability of any provision of the Transaction Documents purporting to establish evidentiary standards or a consent to jurisdiction and venue or waiving service of process or demand or notice and hearing or constitutional rights (including a jury trial).

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Our opinion set forth in this letter is based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinion herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

This opinion letter may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent pursuant to judicial process, government order or requirement of applicable law or regulation; provided, however, that notwithstanding the foregoing, this opinion letter may be furnished to and relied upon by (i) the Commission; (ii) any prospective successors or assigns or any prospective holder of an Offered Security, and (iii) your legal and other advisers, including, with respect to the Florida Guarantor and certain matters relating to Florida law, DLA Piper LLP (US). No attorney-client relationship exists or has existed by reason of our preparation, execution and delivery of this opinion letter to any addressee or other person or entity except for the Partnership, Finance Corp. and the Florida Guarantor.

Sincerely,